Exhibit (c)(53)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS August 28, 2018 Project Bronco |

Confidential – Preliminary Draft EXCHANGE RATIO ANALYSIS Based on August 28, 2018 closing prices AMGP COUNTER (excluding the 41.5 cent special dividend to non-AR unitholders of AM) Current AMGP Price Total Takeout Price Cash per AM Unit Equity Exchange Current AMGP Price Implied Equity Exchange $17.67 x = $31.36 – $3.00 = $28.36 ÷ $17.67 = 1.605x HISTORICAL EXCHANGE RATIO 2.00x AM 8/13/18 Proposal: 1.880x AMGP Proposal: 1.775x 1.90x 1.80x 1.70x Current: 1.69x Average “Unaffected”: 1.55x 1.60x 1.50x 1.40x 1.30x 1.20xAMGP 8/21/18 05/I0P3O/17 07/21/17 10/08/17 12/26/17 03/15/18 06/02/18 08/20/18 Page 1 Project Bronco | Note: Avg. “Unaffected” represents the average exchange rate from AMGP IPO to 2/23/18, last close to announcement of the spe cial committees. All-in Exchange 1.775x

Confidential – Preliminary Draft VALUE COMPARISON: DIVIDEND WAIVER versus 500,000 SERIES B SHARE REDUCTION Based on AMGP’s August 27 counter DIVIDEND WAIVER 500,000 SERIES B SHARE REDUCTION AMGP Share Prices 10-day VWAP ended 08/28/18 08/28/18 Closing Total Series B Shares 1/3 Tranche x 2019 Pro Forma "AMC" Dividend Forgone Dividends for 2019 18,500,000 6,166,667 $1.25 500,000 shares @ $17.67 $18.71 Market Value Page 2 Project Bronco | $7.7 mm $9.4 mm $8.8 mm